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                                                           EX-99.B(6)(a)





                    FLAG INVESTORS TOTAL RETURN U.S. TREASURY

                           FUND SHARES DISTRIBUTION AGREEMENT

                      TOTAL RETURN U.S. TREASURY FUND. INC.


                  AGREEMENT made as of the 15th day of June, 1988 by and between TOTAL RETURN U.S. TREASURY FUND, INC., a Maryland Corporation (the "Fund") and ALEX. BROWN & SONS INCORPORATED, a Maryland corporation ("Alex. Brown").


                               W I T N E S S E T H


                  WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Fund wishes to appoint Alex. Brown as the exclusive distributor of Flag Investors Total Return U.S. Treasury Fund Shares, (the "Shares"), a class of the Fund's shares, and Alex. Brown wishes to become the distributor of the Shares; and

                  WHEREAS, the compensation to Alex. Brown hereunder and the payments contemplated by paragraph 5 constitute the financing of activities intended to result in the sale of Shares, and this Agreement is entered into pursuant to a "written plan" pursuant to Rule 12b-1 under the Act (the "Plan") allowing the Fund to make such payments.

                  NOW THEREFORE, in consideration of the premises herein and of other good and valuable consideration the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

                  1. Appointment. The Fund hereby appoints Alex. Brown as Distributor for the Shares for the period and on the terms set forth in this Agreement. Alex. Brown accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

                  2. Delivery of Documents. The Fund has furnished Alex. Brown with copies properly certified or authenticated of each of the following:
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                     (a) The Fund's Articles of Incorporation, filed with the
Secretary of State of Maryland on June 3, 1988 and all amendments thereto;

                     (b) The Fund's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                     (c) Resolutions of the Fund's Board of Directors and shareholders authorizing the appointment of Alex. Brown as the Fund's Distributor of the Shares and approving this Agreement;

                     (d) The Fund's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") (File No. 33-12179) and under the 1940 Act as filed with the SEC on June 6, 1988 relating to the shares of the Fund and all amendments thereto; and

                     (e) The Fund's most recent prospectus (such prospectus and all amendments and supplements thereto are herein called "Prospectus").

                  The Fund will furnish Alex. Brown from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the SEC.

                  3. Duties as Distributor. Alex. Brown shall give the Fund the benefit of its best judgment, efforts and facilities in rendering its services as Distributor of the Shares. In carrying out its obligations hereunder. Alex. Brown shall:

                     (a) respond to inquiries from the Fund's shareholders concerning the status of their accounts with the Fund;

                     (b) take, on behalf of the Fund, all actions deemed necessary to carry into effect the distribution of the Shares; and,

                     (c) provide the Board of Directors of the fund with quarterly reports as required by Rule 12b-1 under the 1940 Act.

                  4. Distribution of Shares. Alex. Brown shall be the exclusive distributor of the shares. It is mutually understood and agreed that Alex. Brown does not undertake to sell all or any specific portion of the Shares. The Fund shall not sell any of the Shares except through Alex. Brown and securities dealers who have valid Sub-Distribution Agreements with Alex. Brown. Notwithstanding the provisions of the foregoing sentence:
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                     (a) the fund may issue Shares at their net asset value to
any shareholder of the Fund purchasing such Shares with dividends or other cash distributions received from the Fund pursuant to an offer made to all shareholders; and

                     (b) Alex. Brown may, but shall not be obligated to purchase Shares that have been tendered for redemption and resell them in accordance with the terms of the Prospectus.

                  5. Control by Board of Directors. Any distribution activities undertaken by Alex. Brown pursuant to this Agreement, as well as any other activities undertaken by Alex. Brown on behalf of the Fund pursuant thereto, shall at all times be subject to any directives of the Board of Directors of the Fund. The Board of Directors may agree on behalf of the Fund, to amendments to the Agreement, provided that any such amendment that would provide for a material increase in the amount expended by the Fund, must be approved by Fund Shareholders before becoming effective.

                  6. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement. Alex. Brown shall at all times conform to:

                     (a) all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder as amended;

                     (b) the provisions of the Registration Statement of the Fund under the 1933 Act and the 1940 Act;

                     (c) the provisions of the Articles of Incorporation of the Fund;

                     (d) the provisions of the By-Laws of the Fund;

                     (e) the rules and regulations of the National Association of Securities Dealers ("NASD") and all other self-regulatory organizations applicable to the sale of investment company shares; and

                     (f) any other applicable provisions of state and Federal law.

                  7. Expenses. The expenses connected with the Fund shall be allocable between the Fund and Alex. Brown as follows:
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                     (a) Alex. Brown shall furnish, at its expense and without
cost to the Fund, the services of personnel to the extent that such services are required to carry out its obligations under this Agreement.

                     (b) Alex. Brown shall bear the expenses of any promotional or sales literature used by Alex. Brown or furnished by Alex. Brown to purchasers or dealers in connection with the public offering of the Shares, the expenses of advertising in connection with such public offering and all legal expenses in connection with the foregoing.

                     (c) The Fund assumes and shall pay or cause to be paid all other expenses of the Fund, including, without limitation: the fees of the Fund's Advisor; the charges and expenses of any registrar, any custodian or depositary appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Fund to federal, state or other governmental agencies; the cost and expense of engraving or printing of stock certificates representing Shares of the Fund; all costs and expenses in connection with maintenance of registration of the Fund and the Shares with the Securities and Exchange Commission and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); except as provided in subparagraph (a) above, the expenses of printing, including typesetting, and distributing prospectuses of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and Directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of Directors or members of any advisory board or committee other than such Directors or members who are "interested persons" within the meaning of Section 2(a)(19) of the Investment Company Act of 1940; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in Shares or in cash; charges and expenses of any outside service used for pricing of the Fund's shares; charges and expenses of legal counsel, including counsel to the Directors of the Fund who art not interested persons (as defined in the Investment Company Act of 1940, as amended) of the Fund, and of independent accountants, in connection with any matter relating to the Fund, membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and directors of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

                  8. Delegation of Responsibilities. Alex. Brown may, but shall be under no duty to, perform services on behalf of the Fund which are not required by this Agreement upon the rest of the Fund's Board of Directors. Such services will be performed on behalf of the Fund and Alex. Brown's charge in rendering such services may be billed monthly to the Fund, subject to
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examination by the Fund's independent accountants. Payment or assumption by
Alex. Brown of any Fund expense that Alex. Brown is not required to pay or assume under this Agreement shall not relieve Alex. Brown of any of its obligations to the Fund nor obligate Alex. Brown to pay or assume any similar Fund expense on any subsequent occasions.

                  9. Compensation. For the services to be rendered and the expenses assumed by Alex. Brown, the Fund shall pay to Alex. Brown, compensation at the annual rate of .25% of the average daily net assets of the Fund allocable to the Shares. Except as hereinafter set forth, continuing compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculations of the fees as set forth above. Payment of Alex. Brown's compensation for the preceding month shall be made as promptly as possible.

                  10. Compensation for Servicing Shareholder Accounts. The Fund acknowledges that Alex. Brown may compensate its investment representatives for opening accounts, processing investor letters of transmittals and applications and withdrawal and redemption orders responding to inquiries from Fund shareholders concerning the status of their accounts and the operations of the Fund, and communicating with the Fund and its transfer agent on behalf of the Fund shareholders.

                  11. Participating Dealer Agreements. Alex. Brown may enter into participating dealer agreements (the "Participating Dealer Agreements") with any securities dealer who is registered under the Securities Exchange Act of 1934 and a member in good standing of the NASD, who may wish to act as Participating Dealers in connection with the proposed offering. All Participating Dealer Agreements shall be in substantially the form of the agreement attached hereto an Exhibit "A". For processing Fund shareholders' redemption orders, responding to the inquiries from Fund shareholders concerning the status of their accounts and the operations of the Fund and communicating with the Fund, its transfer agent and Alex. Brown, Alex. Brown may pay each such Participating Dealer an amount not to exceed that portion of the compensation paid to Alex. Brown hereunder that is attributable to accounts of Fund shareholders who are customers of such Participating Dealers.

                  12. Non-Exclusivity. The services of Alex. Brown to the Fund are not to be deemed exclusive and Alex. Brown shall be free to render distribution or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that employees or
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partners of Alex. Brown may serve as officers or directors of the Fund, and that officers or directors of the Fund may serve as employees or partners of Alex. Brown to the extent permitted by law; and that employees and partners of Alex. Brown are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or corporation, including other investment companies.

                  13. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect for an initial term of two years and from year to year thereafter, provided that such continuance is specifically approved at least annually:

                     (a) (i) by the Fund's Board of Directors or (ii) by the vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and

                     (b) by the affirmative vote of a majority of the directors who are not interested persons of the Fund and who do not have a financial interest in the operation of this Agreement, by votes cast in person at a meeting specifically called for such purpose.

                  14. Termination. This Agreement may be terminated at any time on sixty (60) days' written notice to the other party without the payment of any penalty, (i) by vote of the Fund's Board of Directors, (ii) by vote of a majority of the directors who are not interested persons of the Fund and who do not have a financial interest in the operation of this Agreement, (iii) by vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), or (iv) by Alex. Brown. The notice provided for herein may be waived by either party. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the 1940 Act.

                  15. Liability. In the performance of its duties hereunder, Alex. Brown shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing all services provided for under this Agreement, but shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of Alex. Brown or reckless disregard by Alex. Brown of its duties under this Agreement.
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                  16. Notices. Any notices under this Agreement shall be in
writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party it is agreed that the address of both Alex. Brown and the Fund for this purpose shall be 135 East Baltimore Street, Baltimore, Maryland 21202.

                  17. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]                                  TOTAL RETURN U.S. TREASURY FUND,
                                        INC.


Attest: /s/ Brenda L. Bowers            By /s/ Brian C. Nelson
        --------------------               ----------------------------
                                           Vice President and Secretary


                                        ALEX. BROWN & SONS INCORPORATED
[SEAL]


Attest: /s/ Brenda L. Bowers            By /s/ Edward J. Veilleux
        --------------------               ----------------------------